P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 29, 2016		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 4TH QUARTER AND
FULL YEAR 2015 EARNINGS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2015. Net income totaled $2.6 million for the fourth quarter of 2015, representing earnings per diluted common share of $0.14. In comparison, earnings per diluted common share were $0.22 and $0.28 for the third quarter of 2015 and fourth quarter of 2014, respectively. For the year, net income was $10.9 million in 2015 versus $16.7 million in 2014, representing earnings per diluted common share of $0.61 and $1.35, respectively.
"We continue to see results from the execution of our strategy to reduce expenses, which were overshadowed again for the quarter by another large provision for loan losses. The large provision for loan losses was the result of the one commercial loan relationship that had been evaluated throughout the year as the borrower's business continued to deteriorate, but is behind us now as our recorded investment in the loan is zero. The amount charged-off related to the relationship was in line with the amount previously reported on December 1, 2015," said Chuck Sulerzyski, President and Chief Executive Officer. "With respect to loans, we achieved our stated loan growth for the year of 7%, which given the large charge-off experienced during the quarter, and the slow start to 2015, was encouraging as we move into 2016."

Income Statement Highlights:

•	Total revenue grew 25% compared to the fourth quarter of 2014, 1% compared to the linked quarter and 32% for the year.

◦	Net interest income was the main contributor to the growth compared to the prior year periods.

▪
Net interest income increased $5.7 million, or 28%, compared to the fourth quarter of 2014, $0.3 million, or 1%, compared to the linked quarter, and $28.1 million, or 40%, compared to the full year of 2014, due largely to loan growth, both organic and from acquisitions, and accretion income from acquisitions.

▪
Net interest margin expanded 7 basis points compared to the fourth quarter of 2014, 1 basis point compared to the linked quarter, and 8 basis points compared to the full year of 2014, due largely to the reduced funding rate.

◦	Non-interest income grew 19% compared to the fourth quarter of 2014, 2% compared to the linked quarter, and 18% compared to the full year of 2014.

•	Provision for loan losses was $7.2 million for the quarter and $14.1 million for the year, due primarily to the charge-off for one large commercial loan relationship.

•	Core non-interest expenses were $26.0 million, which was consistent with the linked quarter's core non-interest expenses.

◦	Non-interest expenses for the fourth quarter of 2015 were $27.3 million and were impacted by the following non-core charges:

▪	Acquisition-related charges were $0.8 million for the quarter and $10.7 million for the full year.

▪	Pension settlement charges of $5,000 were incurred during the quarter, totaling $459,000 for the full year.

▪	Other non-core charges totaled $407,000 for the quarter and $592,000 for the full year.

Balance Sheet Highlights:

•	Period-end total loan balances, excluding NB&T acquired loans, reflected annualized growth of 10% for the quarter, and 7% for the year.

◦	Commercial loan balances, excluding NB&T acquired loans, grew at an annualized rate of 12% for the quarter, or $27 million, and 8% for the full year, or $67 million.

◦	Consumer loan balances, excluding NB&T acquired loans, grew at an annualized rate of 7% for the quarter and full year, or $13 million and $50 million, respectively.

•	Asset quality negatively impacted earnings.

◦	Net charge-offs for the quarter were elevated as a result of the full charge-off of the one large commercial relationship noted above.

◦	Nonperforming assets decreased $6.2 million during the quarter driven mainly by the charge-off noted above.

◦	Originated criticized loans increased due primarily to two large commercial relationships being downgraded, which was partially offset by the charge-off noted above.

◦	Continued to evaluate exposure to the oil and gas industry during the quarter.

◦	Allowance for loan losses decreased to 1.19% of originated loans at December 31, 2015.

•	Period-end and quarterly average deposit balances remained relatively flat for the fourth quarter.

◦	Non-interest-bearing balances grew $6.7 million, or 1%, compared to the linked quarter, and comprised 28% of total deposits at December 31, 2015, versus 26% a year ago.

◦	Cost of interest-bearing deposit balances was flat compared to the linked quarter and 10 basis points less than the fourth quarter of 2014.
Net Interest Income:
Net interest income for the fourth quarter of 2015 was $25.9 million, up 1% compared to the linked quarter and 29% higher than the fourth quarter of 2014, while the net interest margin for these periods was 3.56%, 3.55% and 3.49%, respectively. Net interest margin, excluding net accretion income, improved 3 basis points compared to the linked quarter. The accretion income, net of amortization expense, from the acquisitions was $1.2 million for the fourth quarter of 2015 and added 16 basis points to net interest margin in the fourth quarter of 2015, compared to 18 basis points for the linked quarter and 20 basis points for the fourth quarter of 2014. Net interest income for the full year of 2015 was $97.6 million, up 40% compared to 2014, due largely to loan growth, from both acquisitions and organic growth. Net interest margin for these periods was 3.53% and 3.45%, respectively. On a full year basis, net accretion income from the acquisitions added 17 basis points for 2015 and 13 basis points for 2014.
Provision for Loan Losses:
For the fourth quarter of 2015, provision for loan losses was $7.2 million, which included the previously mentioned charge-off associated with the one large commercial loan relationship. The loan growth experienced during the quarter, coupled with the trends in criticized loans, accounted for the additional increase in the provision during the quarter, compared to the third quarter of 2015. Provision for loan losses was $128,000 for the fourth quarter of 2014 and $339,000 for the full year of 2014, due primarily to net recoveries realized during those periods.
Non-interest Income:
Total non-interest income grew slightly compared to the linked quarter, was up 19% compared to the prior year fourth quarter and increased 18% for the full year. The growth for the quarter compared to the linked quarter was primarily from the commercial loan swap program. The growth in total non-interest income compared to the prior year fourth quarter and the full year of 2014 was due to growth in all categories, most notably electronic banking income, trust and investment income, and deposit account service charges, with growth of 31%, 23% and 17% for the quarter, respectively, and 35%, 25% and 18% for the full year, respectively. The growth in 2015 was due largely to the NB&T Financial Group, Inc. ("NB&T") acquisition.
Non-interest Expenses:
Non-interest expenses, adjusted for non-core charges, were relatively flat compared to the linked quarter. For the fourth quarter and full year, non-interest expenses, adjusted for non-core charges, were up 19% and 32%, respectively, compared to 2014, with the increase due largely to the operating costs of the NB&T acquisition, which closed March 6, 2015. Non-core charges included in non-interest expenses for the fourth quarter and full year 2015 consisted of acquisition-related costs of $0.8 million and $10.7 million, respectively; pension settlement charges of $5,000 and $459,000, respectively; and other items totaling $407,000 and $592,000, respectively. Included in other items are severance charges and search firm fees, and in the first half of the year, legal settlement charges that were incurred. The efficiency ratio for the fourth quarter of 2015 was 67.94%, compared to 65.81% for the linked quarter and 76.55% for the fourth quarter of 2014. The increase in the efficiency ratio for the quarter was the result of an increase in non-core charges.
Loans:
Period-end loan balances, excluding the loans acquired from NB&T, increased $40.4 million compared to the September 30, 2015 balances. The growth was driven equally by growth in commercial and consumer loan balances. Commercial loans, excluding loans acquired from NB&T, grew $27.0 million, or 12% annualized, with commercial real estate loan growth of $31.4 million more than offsetting a decrease in commercial and industrial loans for the quarter. Non-mortgage consumer loans grew $12.6 million, or 23% annualized, during the quarter, while mortgage consumer loans were relatively flat. The average net loan balances, inclusive of loans acquired from NB&T, for the quarter increased $28.1 million, or 1%, compared to the linked quarter, and $585.6 million, or 43%, for the year.
Asset Quality:
Peoples experienced some deterioration in asset quality during the quarter. Net charge-offs increased during the quarter as Peoples recorded net charge-offs of $13.6 million, resulting in an annualized net charge-off rate of 2.63%. The net charge-offs for the quarter were primarily the result of the one commercial loan relationship, which operates in the coal industry. Nonperforming assets decreased by $6.2 million, or 24%, during the quarter. The decrease was primarily due to the charge-off noted above related to one commercial loan relationship, which was partially offset by a large commercial real estate loan being placed on non-accrual status during the quarter. Criticized assets, which are those classified as watch, substandard or doubtful, increased during the quarter largely due to two large commercial loan relationships being downgraded during the quarter, which was partially offset by the charge-off noted above. Peoples continues to monitor its exposure to the oil and gas industry and has approximately $40 million of loan commitments, and approximately $30 million of loan balances outstanding at December 31, 2015, with borrowers operating in that industry. At quarter-end, the ratio of the allowance for loan losses as a percent of originated loans (which does not include acquired loan balances), net of deferred fees and costs, was 1.19%, down from 1.72% reported for September 30, 2015 and 1.48% reported for December 31, 2014. The increase in the ratio during the third quarter of 2015 was due to the build-up of reserves on the one commercial loan relationship noted above that was fully charged-off in the fourth quarter of 2015.
Deposits:
Period-end deposits increased $5.1 million during the quarter, with the growth in non-interest-bearing deposits more than offsetting the slight decline in interest-bearing deposit balances. The increase in non-interest-bearing deposits was mainly due to growth of $24.8 million in individual demand accounts, which more than offset the decline of $21.3 million in commercial non-interest-bearing checking accounts. The decline in commercial non-interest-bearing checking accounts was due to a customer temporarily maintaining a higher than normal balance on September 30, 2015. Other non-interest-bearing deposit balances increased $3.2 million. The $1.6 million decline in interest-bearing deposit balances was mainly due to a decline in certificates of deposit, which was partially offset by increases in savings and money market account deposit balances. Average deposits for the quarter compared to the linked quarter decreased $10.2 million, as average interest-bearing deposits decreased $32.3 million, which was partially offset by an increase in average non-interest-bearing deposits of $22.1 million. The decrease in interest-bearing deposits was due to a decrease in governmental deposits and certificates of deposit.

Peoples Bancorp Inc. is a diversified financial services holding company with $3.3 billion in total assets, 81 locations, including 74 full-service bank branches, and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - The Peoples Banking and Trust Company and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter and full year 2015 results of operations today at 11:00 a.m., Eastern Standard Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP measures used in this news release:

◦	Core non-interest expenses are non-GAAP since they exclude the impact of acquisition-related costs, pension settlement charges, severance charges, search firm fees and legal settlement charges.

◦
Efficiency ratio is calculated as non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income. This measure is non-GAAP since it excludes intangible amortization and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes (recovery of) provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "could", "may", "feel", "expect", "believe", "plan", and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity; (2) Peoples' ability to integrate the NB&T acquisition and any future acquisitions may be unsuccessful, or may be more difficult, time-consuming or costly than expected; (3) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders; (4) local, regional, national and international economic conditions and the impact they may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated; (5) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures, third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals; (6) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which may adversely impact interest rates, interest margins and interest rate sensitivity; (7) changes in prepayment speeds, loan originations, levels of non-performing assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (8) adverse changes in the economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union, Asia, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (9) legislative or regulatory changes or actions, promulgated and to be promulgated thereunder by the state of Ohio, the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations; (10) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (11) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (12) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results; (13) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (14) Peoples' ability to receive dividends from its subsidiaries; (15) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (16) the impact of new minimum capital thresholds established as a part of the implementation of Basel III; (17) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (18) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (19) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (20) the overall adequacy of Peoples' risk management program; (21) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international military or terrorist activities or conflicts; and (22) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2015 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
PER COMMON SHARE:
Earnings per share:
Basic	$0.14	$0.23	$0.29	$0.62	$1.36
Diluted	0.14	0.22	0.28	0.61	1.35
Cash dividends declared per share	0.15	0.15	0.15	0.60	0.60
Book value per share	22.81	23.08	22.92	22.81	22.92
Tangible book value per share (a)	14.68	14.86	15.57	14.68	15.57
Closing stock price at end of period	$18.84	$20.79	$25.93	$18.84	$25.93

SELECTED RATIOS:
Return on average equity (b)	2.42%	3.89%	5.03%	2.69%	6.16%
Return on average assets (b)	0.32%	0.51%	0.66%	0.35%	0.74%
Efficiency ratio (c)	67.94%	65.81%	76.55%	75.50%	75.37%
Pre-provision net revenue to average assets (b)(d)	1.31%	1.40%	0.99%	0.96%	1.10%
Net interest margin (b)(e)	3.56%	3.55%	3.49%	3.53%	3.45%
Dividend payout ratio (f)	106.58%	66.74%	53.22%	96.35%	43.10%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income. This amount represents a non-GAAP financial measure since it excludes intangible amortization, and net gains or losses on security transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets, and uses the fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
This ratio represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on security transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

(f)	Dividends declared on common shares as a percentage of net income.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2015	2015	2014	2015	2014
Interest income	$28,430	$28,178	$22,868	$108,333	$80,200
Interest expense	2,566	2,642	2,744	10,721	10,694
Net interest income	25,864	25,536	20,124	97,612	69,506
Provision for loan losses	7,238	5,837	128	14,097	339
Net interest income after provision for loan losses	18,626	19,699	19,996	83,515	69,167

Net gain on securities transactions	56	62	238	729	398
(Loss) Gain on debt extinguishment	—	—	—	(520)	67
Net loss on loans held-for-sale and other real estate owned	(398)	(50)	(95)	(529)	(68)
Net loss on other assets	(100)	(1)	(51)	(739)	(430)

Non-interest income:
Insurance income	2,913	3,275	2,876	13,783	13,604
Deposit account service charges	2,780	2,922	2,386	10,845	9,173
Trust and investment income	2,489	2,497	2,029	9,577	7,685
Electronic banking income	2,425	2,241	1,846	8,958	6,642
Mortgage banking income	390	212	365	1,317	1,237
Other non-interest income	1,104	759	676	2,961	1,712
Total non-interest income	12,101	11,906	10,178	47,441	40,053

Non-interest expense:
Salaries and employee benefits costs	13,723	13,572	12,893	59,216	46,593
Net occupancy and equipment	2,934	2,840	2,017	11,207	7,839
Professional fees	1,753	1,287	2,024	7,295	5,649
Electronic banking expense	1,448	1,408	1,213	5,300	4,529
Amortization of intangible assets	1,133	1,127	516	4,077	1,428
Data processing and software	1,001	910	626	3,671	2,424
Marketing expense	663	459	759	2,838	2,299
Communication expense	564	628	472	2,286	1,642
FDIC insurance	568	562	382	2,084	1,260
Franchise taxes	416	502	177	1,968	1,392
Foreclosed real estate and other loan expenses	245	159	280	1,276	789
Other non-interest expense	2,829	2,658	2,622	13,863	9,165
Total non-interest expense	27,277	26,112	23,981	115,081	85,009
Income before income taxes	3,008	5,504	6,285	14,816	24,178
Income tax expense	425	1,370	2,040	3,875	7,494
Net income	$2,583	$4,134	$4,245	$10,941	$16,684

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.14	$0.23	$0.29	$0.62	$1.36
Earnings per share – Diluted	$0.14	$0.22	$0.28	$0.61	$1.35
Cash dividends declared per share	$0.15	$0.15	$0.15	$0.60	$0.60

Weighted-average shares outstanding – Basic	18,142,997	18,127,131	14,660,314	17,555,140	12,183,352
Weighted-average shares outstanding – Diluted	18,278,272	18,271,979	14,809,289	17,687,795	12,306,224
Actual shares outstanding (end of period)	18,404,864	18,400,809	14,836,727	18,404,864	14,836,727

CONSOLIDATED BALANCE SHEETS

	December 31,
(in $000’s)	2015	2014

Assets
Cash and cash equivalents:
Cash and due from banks	$53,663	$42,230
Interest-bearing deposits in other banks	17,452	19,224
Total cash and cash equivalents	71,115	61,454

Available-for-sale investment securities, at fair value (amortized cost of
$780,304 at December 31, 2015 and $632,967 at December 31, 2014)	784,701	636,880
Held-to-maturity investment securities, at amortized cost (fair value of
$45,853 at December 31, 2015 and $48,442 at December 31, 2014)	45,728	48,468
Other investment securities, at cost	38,401	28,311
Total investment securities	868,830	713,659

Loans, net of deferred fees and costs	2,072,440	1,620,898
Allowance for loan losses	(16,779)	(17,881)
Net loans	2,055,661	1,603,017

Loans held-for-sale	1,953	4,374
Bank premises and equipment, net of accumulated depreciation	53,487	40,335
Goodwill	132,631	98,562
Other intangible assets	16,986	10,596
Other assets	58,307	35,772
Total assets	$3,258,970	$2,567,769

Liabilities
Deposits:
Non-interest-bearing deposits	$717,939	$493,162
Interest-bearing deposits	1,818,005	1,439,912
Total deposits	2,535,944	1,933,074

Short-term borrowings	160,386	88,277
Long-term borrowings	113,670	179,083
Accrued expenses and other liabilities	29,181	27,217
Total liabilities	2,839,181	2,227,651

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at December 31, 2015 and December 31, 2014)	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,931,200 shares issued at December 31, 2015 and 15,599,643 shares issued at December 31, 2014, including shares in treasury	343,948	265,742
Retained earnings	90,790	90,391
Accumulated comprehensive loss, net of deferred income taxes	(359)	(1,301)
Treasury stock, at cost, 586,686 shares at December 31, 2015 and 590,246 shares at December 31, 2014	(14,590)	(14,714)
Total stockholders' equity	419,789	340,118
Total liabilities and stockholders' equity	$3,258,970	$2,567,769

SELECTED FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2015	2015	2015	2015	2014
Loan Portfolio
Commercial real estate, construction	$75,899	$81,076	$61,388	$54,035	$38,952
Commercial real estate, other	736,276	710,630	742,532	741,409	556,135
Commercial and industrial	351,719	357,456	327,093	325,910	280,031
Residential real estate	565,555	571,132	565,768	574,375	479,443
Home equity lines of credit	106,429	105,767	103,991	101,713	80,695
Consumer	235,114	222,867	207,998	190,581	182,709
Deposit account overdrafts	1,448	1,317	3,263	3,146	2,933
Total loans	$2,072,440	$2,050,245	$2,012,033	$1,991,169	$1,620,898
Total acquired loans (a)	$657,801	$694,436	$726,540	$770,204	$408,884
Total originated loans	$1,414,639	$1,355,809	$1,285,493	$1,220,965	$1,212,014
Deposit Balances
Non-interest-bearing deposits	$717,939	711,226	681,357	695,131	493,162
Interest-bearing deposits:
Interest-bearing demand accounts	$250,023	$232,354	$234,025	$228,373	$173,659
Retail certificates of deposit	448,992	461,398	480,687	494,896	432,563
Money market deposit accounts	394,119	393,472	395,788	402,257	337,387
Governmental deposit accounts	276,639	293,889	304,221	316,104	161,305
Savings accounts	414,375	404,676	410,371	406,276	295,307
Brokered certificates of deposits	33,857	33,841	38,123	38,104	39,691
Total interest-bearing deposits	1,818,005	1,819,630	1,863,215	1,886,010	1,439,912
Total deposits	$2,535,944	$2,530,856	$2,544,572	$2,581,141	$1,933,074
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$5,969	$3,760	$3,165	$3,700	$2,799
Nonaccrual loans	13,531	21,144	20,823	8,362	8,406
Total nonperforming loans (NPLs)	19,500	24,904	23,988	12,062	11,205
Other real estate owned (OREO)	733	1,566	1,322	1,548	946
Total NPAs	$20,233	$26,470	$25,310	$13,610	$12,151
Allowance for loan losses as a percent of NPLs (b)(c)	86.05%	93.68%	76.05%	149.96%	159.58%
NPLs as a percent of total loans (b)(c)	0.94%	1.21%	1.19%	0.60%	0.69%
NPAs as a percent of total assets (b)(c)	0.62%	0.82%	0.79%	0.42%	0.47%
NPAs as a percent of total loans and OREO (b)(c)	0.98%	1.29%	1.25%	0.68%	0.75%
Allowance for loan losses as a percent of originated
loans, net of deferred fees and costs (b)	1.19%	1.72%	1.42%	1.48%	1.48%
Capital Information (d)
Common Equity Tier 1 capital ratio	13.37%	13.46%	14.05%	13.73%	N/A
Tier 1 risk-based capital ratio	13.68%	13.77%	14.37%	14.05%	14.32%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.55%	14.97%	15.38%	15.02%	15.48%
Leverage ratio	9.52%	9.57%	9.50%	10.98%	9.92%
Common Equity Tier 1 capital	$288,417	$287,020	$285,680	$281,249	N/A
Tier 1 capital	295,151	293,705	292,316	287,835	241,707
Total capital (Tier 1 and Tier 2)	313,974	319,277	312,773	307,795	261,371
Total risk-weighted assets	$2,157,410	$2,132,453	$2,033,700	$2,048,651	$1,687,968
Tangible equity to tangible assets (e)	8.69%	8.88%	8.73%	8.61%	9.39%
(a) Includes all loans acquired in 2012 and thereafter.
(b) Data presented as of the end of the period indicated.
(c) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(d) December 31, 2015 data based on preliminary analysis and subject to revision.

(e) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2015	2015	2014	2015	2014
Provision for Loan Losses
Provision for checking account overdrafts	$138	$202	$128	$612	$339
Provision for other loan losses	7,100	5,635	—	13,485	—
Total provision for loan losses	$7,238	$5,837	$128	$14,097	$339

Net Charge-Offs (Recoveries)
Gross charge-offs	$14,003	$1,140	$920	$16,698	$2,715
Recoveries	364	390	1,117	1,562	3,192
Net charge-offs (recoveries)	$13,639	$750	$(197)	$15,136	$(477)

Net Charge-Offs (Recoveries) by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	46	113	(870)	138	(1,857)
Commercial and industrial	13,145	83	141	13,478	122
Residential real estate	(16)	208	101	313	309
Home equity lines of credit	(3)	8	61	6	92
Consumer	295	136	226	598	494
Deposit account overdrafts	172	202	144	603	363
Total net charge-offs (recoveries)	$13,639	$750	$(197)	$15,136	$(477)

As a percent of average gross loans (annualized)	2.63%	0.15%	(0.05)%	0.78%	(0.03)%

SUPPLEMENTAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2015	2015	2015	2015	2014

Trust assets under management	$1,275,253	$1,261,112	$1,303,792	$1,319,423	$1,022,189
Brokerage assets under management	664,153	621,242	641,412	566,635	590,089
Mortgage loans serviced for others	$390,398	$387,200	$392,625	$386,261	$352,779
Employees (full-time equivalent)	817	821	831	847	699

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$12,840	$8	0.25%	$34,093	$21	0.24%	$30,770	$20	0.26%
Other long-term investments	1,096	2	0.72%	1,261	3	0.94%	1,453	4	1.09%
Investment securities (a)(b)	880,938	5,911	2.68%	856,063	5,761	2.69%	719,833	4,961	2.76%
Gross loans (a)	2,060,268	23,024	4.41%	2,027,322	22,918	4.46%	1,585,728	18,235	4.55%
Allowance for loan losses	(22,867)			(17,982)			(17,495)
Total earning assets	2,932,275	28,945	3.91%	2,900,757	28,703	3.92%	2,320,289	23,220	3.96%

Intangible assets	150,717			151,206			107,002
Other assets	157,612			157,730			111,035
Total assets	$3,240,604			$3,209,693			$2,538,326

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$409,827	$55	0.05%	$410,131	$56	0.05%	$284,221	$38	0.05%
Government deposit accounts	284,079	147	0.21%	301,178	161	0.21%	173,845	113	0.26%
Interest-bearing demand accounts	239,627	43	0.07%	235,145	47	0.08%	170,006	36	0.08%
Money market deposit accounts	393,219	158	0.16%	395,547	158	0.16%	337,506	136	0.16%
Brokered certificates of deposits	33,849	318	3.73%	34,883	328	3.73%	39,681	370	3.70%
Retail certificates of deposit	456,516	769	0.67%	472,516	789	0.66%	431,534	865	0.80%
Total interest-bearing deposits	1,817,117	1,490	0.33%	1,849,400	1,539	0.33%	1,436,793	1,558	0.43%

Short-term borrowings	141,081	74	0.21%	98,996	42	0.17%	76,930	33	0.17%
Long-term borrowings	114,148	1,002	3.50%	119,477	1,061	3.54%	175,045	1,154	2.63%
Total borrowed funds	255,229	1,076	1.68%	218,473	1,103	2.01%	251,975	1,187	1.88%
Total interest-bearing liabilities	2,072,346	2,566	0.49%	2,067,873	2,642	0.51%	1,688,768	2,745	0.65%

Non-interest-bearing deposits	716,339			694,277			493,901
Other liabilities	29,218			26,433			21,052
Total liabilities	2,817,903			2,788,583			2,203,721

Stockholders’ equity	422,701			421,110			334,605
Total liabilities and equity	$3,240,604			$3,209,693			$2,538,326

Net interest income/spread (a)		$26,379	3.42%		$26,061	3.41%		$20,475	3.32%
Net interest margin (a)			3.56%			3.55%			3.49%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Year Ended
	December 31, 2015			December 31, 2014
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$50,858	$123	0.24%	$15,394	$1	0.01%
Other long-term investments	1,261	12	0.95%	1,913	8	0.42%
Investment securities (a)(b)	833,757	22,838	2.74%	689,816	19,809	2.87%
Gross loans (a)	1,952,241	87,338	4.47%	1,364,808	61,718	4.52%
Allowance for loan losses	(19,174)			(17,362)
Total earning assets	2,818,943	110,311	3.91%	2,054,569	81,536	3.97%

Intangible assets	144,013			87,821
Other assets	148,897			98,144
Total assets	$3,111,853			$2,240,534

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$388,802	$209	0.05%	$247,419	$135	0.05%
Government deposit accounts	276,367	597	0.22%	165,622	470	0.28%
Interest-bearing demand accounts	222,868	178	0.08%	148,687	124	0.08%
Money market deposit accounts	384,258	614	0.16%	293,214	472	0.16%
Brokered certificates of deposits	36,303	1,352	3.72%	42,598	1,568	3.68%
Retail certificates of deposit	465,861	3,256	0.70%	383,574	3,338	0.87%
Total interest-bearing deposits	1,774,459	6,206	0.35%	1,281,114	6,107	0.48%

Short-term borrowings	100,437	182	0.18%	96,040	146	0.15%
Long-term borrowings	135,248	4,333	3.20%	138,171	4,442	3.21%
Total borrowed funds	235,685	4,515	1.92%	234,211	4,588	1.96%
Total interest-bearing liabilities	2,010,144	10,721	0.53%	1,515,325	10,695	0.71%

Non-interest-bearing deposits	663,395			433,798
Other liabilities	31,018			20,722
Total liabilities	2,704,557			1,969,845

Stockholders’ equity	407,296			270,689
Total liabilities and equity	$3,111,853			$2,240,534

Net interest income/spread (a)		$99,590	3.38%		$70,841	3.26%
Net interest margin (a)			3.53%			3.45%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2015	2015	2014	2015	2014

Core non-interest expenses:
Total non-interest expense	$27,277	$26,112	$23,981	$115,081	$85,009
Less: acquisition-related costs	838	109	1,869	10,722	4,754
Less: pension settlement charges	5	83	17	459	1,400
Less: other non-core charges	407	—	298	592	298
Core non-interest expenses	$26,027	$25,920	$21,797	$103,308	$78,557

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2015	2015	2014	2015	2014

Efficiency ratio:
Total non-interest expense	$27,277	$26,112	$23,981	$115,081	$85,009
Less: Amortization of intangible assets	1,133	1,127	516	4,077	1,428
Adjusted non-interest expense	26,144	24,985	23,465	111,004	83,581

Total non-interest income	12,101	11,906	10,178	47,441	40,053

Net interest income	25,864	25,536	20,124	97,612	69,506
Add: Fully tax-equivalent adjustment	515	525	351	1,978	1,335
Net interest income on a fully taxable-equivalent basis	26,379	26,061	20,475	99,590	70,841

Adjusted revenue	$38,480	$37,967	$30,653	$147,031	$110,894

Efficiency ratio	67.94%	65.81%	76.55%	75.50%	75.37%

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s)	2015	2015	2015	2015	2014

Tangible Equity:
Total stockholders' equity, as reported	$419,789	$424,760	$418,164	$419,218	$340,118
Less: goodwill and other intangible assets	149,617	151,339	151,169	152,291	109,158
Tangible equity	$270,172	$273,421	$266,995	$266,927	$230,960

Tangible Assets:
Total assets, as reported	$3,258,970	$3,228,830	$3,210,425	$3,253,835	$2,567,769
Less: goodwill and other intangible assets	149,617	151,339	151,169	152,291	109,158
Tangible assets	$3,109,353	$3,077,491	$3,059,256	$3,101,544	$2,458,611

Tangible Book Value per Common Share:
Tangible equity	$270,172	$273,421	$266,995	$266,927	$230,960
Common shares outstanding	18,404,864	18,400,809	18,391,575	18,374,256	14,836,727

Tangible book value per common share	$14.68	$14.86	$14.52	$14.53	$15.57

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$270,172	$273,421	$266,995	$266,927	$230,960
Tangible assets	$3,109,353	$3,077,491	$3,059,256	$3,101,544	$2,458,611

Tangible equity to tangible assets	8.69%	8.88%	8.73%	8.61%	9.39%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2015	2015	2014	2015	2014

Pre-Provision Net Revenue:
Income before income taxes	$3,008	$5,504	$6,285	$14,816	$24,178
Add: provision for loan losses	7,238	5,837	128	14,097	339
Add: net loss on loans held-for-sale and OREO	398	50	95	530	95
Add: net loss on securities transactions	—	—	—	—	30
Add: net loss on other assets	100	1	51	739	430
Less: recovery of loan losses	—	—	—	—	—
Less: net gain on debt extinguishment	—	—	—	—	67
Less: net gain on loans held-for-sale and OREO	—	—	—	—	27
Less: net gain on securities transactions	56	62	238	729	428
Pre-provision net revenue	$10,688	$11,330	$6,321	$29,973	$24,550

Pre-provision net revenue	$10,688	$11,330	$6,321	$29,973	$24,550
Total average assets	3,240,604	3,209,693	2,538,326	3,111,853	2,240,534

Pre-provision net revenue to total average assets (annualized)	1.31%	1.40%	0.99%	0.96%	1.10%

END OF RELEASE